EXHIBIT 23.1

August 27, 2013

Vadda Energy Corporation

600 Parker Square, Suite 250

Flower Mound, TX 75028

CONSENT OF VALUESCOPE, INC.

Gentlemen:

ValueScope, Inc. hereby consents to the use of our name, to references to our name, and to the inclusion of information taken from our “Reserves and Economics Report Vadda Energy Corporation as of December 31, 2012,” under the sections “ITEM 1.  BUSINESS” and “ITEM 2. PROPERTIES,” in the Form 10-K of Vadda Energy Corporation for the year ended December 31, 2012.   We also consent to the inclusion of our letter report dated March 6, 2013, and summary reserve information in such Form 10-K as Exhibit 99.1.

Sincerely,

ValueScope, Inc.

/s/ Gregory E. Scheig
Gregory E. Scheig, Principal